                                                                  EXECUTION COPY

                           STOCK PURCHASE AGREEMENT

                                 ENTERED INTO

            JANUARY 29, 1998, BUT EFFECTIVE AS OF NOVEMBER 1, 1997

                                    BETWEEN

                             INFOCURE CORPORATION,
                                     BUYER

                                      AND

                      JOHN M. BLACK AND TODD J. HUMPHREY,
                                    SELLERS

                               TABLE OF CONTENTS
                               -----------------

                                                                                    Page
                                                                                    ----
1. DEFINITIONS......................................................................  1

2. SALE AND TRANSFER OF SHARES; CLOSING.............................................  7
         2.1.  Shares...............................................................  7
         2.2.  Purchase Price.......................................................  7
         2.3.  Closing.............................................................. 12
         2.4.  Closing Obligations.................................................. 12
         2.5.  Adjustment Amount.................................................... 13
         2.6.  Adjustment Procedure................................................. 13

3. REPRESENTATIONS AND WARRANTIES OF SELLERS........................................ 15
         3.1.  Organization and Good Standing....................................... 15
         3.2.  Authority; No Conflict............................................... 15
         3.3.  Capitalization; No Affiliate......................................... 16
         3.4.  Financial Statements................................................. 17
         3.5.  Books and Records.................................................... 17
         3.6.  Title to Properties; Encumbrances.................................... 18
         3.7.  Condition and Sufficiency of Assets.................................. 18
         3.8.  Accounts Receivable.................................................. 19
         3.9.  Inventory............................................................ 19
         3.10. No Undisclosed Liabilities........................................... 19
         3.11. Taxes................................................................ 20
         3.12. No Material Adverse Change........................................... 21
         3.13. Employee Benefits.................................................... 21
         3.14. Compliance With Legal Requirements; Governmental Authorizations...... 25
         3.15. Legal Proceedings; Orders............................................ 26
         3.16. Absence of Certain Changes and Events................................ 28
         3.17. Contracts; No Defaults............................................... 29
         3.18. Insurance............................................................ 30
         3.19. Environmental Matters................................................ 32
         3.20. Employees............................................................ 33
         3.21. Labor Relations; Compliance.......................................... 33
         3.22. Intellectual Property Rights of the Acquired Company................. 34
         3.23. Certain Payments..................................................... 40
         3.24. Disclosure........................................................... 41
         3.25. Relationships With Related Persons................................... 41
         3.26. Brokers or Finders................................................... 41

4. REPRESENTATIONS AND WARRANTIES OF BUYER.......................................... 42
         4.1.  Organization and Good Standing....................................... 42
         4.2.  Authority; No Conflict............................................... 42

         4.3.  Investment Intent.................................................... 42
         4.4.  Certain Proceedings.................................................. 42
         4.5.  Brokers or Finders................................................... 43
         4.6.  Pending or Threatened Litigation..................................... 43

5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE....................................... 43
         5.1.  Access and Investigation............................................. 43
         5.2.  Operation of the Businesses of the Acquired Company.................. 43
         5.3.  Negative Covenant.................................................... 44
         5.4.  Required Approvals................................................... 44
         5.5.  Notification......................................................... 44
         5.6.  Payment of Indebtedness by Related Persons........................... 44
         5.7.  No Negotiation....................................................... 44

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE......................................... 45
         6.1.  Approvals of Governmental Bodies..................................... 45
         6.2.  Notification......................................................... 45

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.............................. 45
         7.1.  Accuracy of Representations.......................................... 45
         7.2.  Sellers' Performance................................................. 46
         7.3.  Consents............................................................. 46
         7.4.  Additional Documents................................................. 46
         7.5.  No Proceedings....................................................... 46
         7.6.  No Claim Regarding Stock Ownership or Sale Proceeds.................. 46
         7.7.  No Prohibition....................................................... 47
         7.8.  Approval of Buyer's Lender........................................... 47

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE............................. 47
         8.1.  Accuracy of Representations.......................................... 47
         8.2.  Buyer's Performance.................................................. 47
         8.3.  Consents............................................................. 47
         8.4.  Additional Documents................................................. 47
         8.5.  No Injunction........................................................ 48

9. TERMINATION...................................................................... 48
         9.1.  Termination Events................................................... 48
         9.2.  Effect of Termination................................................ 49

10. INDEMNIFICATION; REMEDIES....................................................... 49
         10.1. Survival; Right to Indemnification Not Affected by Knowledge......... 49
         10.2. Indemnification and Payment of Damages by Sellers.................... 49
         10.3. Indemnification and Payment of Damages by Sellers; Environmental
                  Matters........................................................... 50
         10.4. Indemnification and Payment of Damages by Buyer...................... 51
         10.5. Time Limitations..................................................... 51

         10.6.  Limitations on Amount - Sellers..................................... 51
         10.7.  Limitations on Amount - Buyer....................................... 52
         10.8.  Escrow; Right of Set-Off............................................ 52
         10.9.  Procedure for Indemnification - Third Party Claims.................. 52
         10.10. Procedure for Indemnification - Other Claims........................ 54

11. GENERAL PROVISIONS.............................................................. 54
         11.1.  Expenses............................................................ 54
         11.2.  Public Announcements................................................ 54
         11.3.  Confidentiality..................................................... 54
         11.4.  Notices............................................................. 55
         11.5.  Jurisdiction; Service of Process.................................... 56
         11.6.  Further Assurances.................................................. 56
         11.7.  Waiver.............................................................. 56
         11.8.  Entire Agreement and Modification................................... 56
         11.9.  Disclosure Letter................................................... 57
         11.10. Assignments, Successors and No Third-Party Rights................... 57
         11.11. Severability........................................................ 57
         11.12. Section Headings; Construction...................................... 57
         11.13. Time of Essence..................................................... 57
         11.14. Governing Law....................................................... 57
         11.15. Counterparts........................................................ 57

                           INFOCURE - PACE FINANCIAL
                           STOCK PURCHASE AGREEMENT
                           ------------------------

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into on this 29th day of January, 1998, but effective as of November 1, 1997, by INFOCURE CORPORATION, a Delaware corporation ("Buyer"), JOHN M. BLACK, a resident of the State of Florida ("Black") and TODD J. HUMPHREY, a resident of the State of Minnesota ("Humphrey" and, collectively with Black, "Sellers").

                                   RECITALS:

     Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Pace Financial Corporation, an Ohio corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.:

     "ACQUIRED COMPANY" - the Company.

     "ADJUSTMENT AMOUNT" - as defined in Section 2.5.

     "APPLICABLE CONTRACT" - any Contract which provides for consideration to be paid or received by the Acquired Company having a fair market value of at least Five Thousand and No/100 Dollars ($5,000.00) during the term thereof (i) under which the Acquired Company has or may acquire any rights; (ii) under which the Acquired Company has or may become subject to any obligation or liability or
(iii) by which the Acquired Company or any of the assets owned or used by it is or may become bound.

     "BALANCE SHEET" - as defined in Section 3.4.

     "BEST EFFORTS" - the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation
                                          --------  -------
to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "BREACH" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision or (ii) occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

     "BUYER" - as defined in the first paragraph of this Agreement.

     "CLOSING" - as defined in Section 2.3.

     "CLOSING DATE" - the date and time as of which the Closing actually takes place.

     "COMPANY" - as defined in the Recitals of this Agreement.

     "CONSENT" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by this Agreement, including:

          A.  The sale of the Shares by Sellers to Buyer;

          B. The execution, delivery and performance of the Employment Agreement, the Restrictive Covenant Agreements, the Sellers' Releases, the Employee Covenant Agreements and the Escrow Agreement;

          C. The performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;

          D. Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Company; and

          E.  Payment of Purchase Price by Buyer to Sellers.

     "CONTRACT" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "DAMAGES" - as defined in Section 10.2.

     "DISCLOSURE LETTER" - the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

     "EMPLOYMENT AGREEMENTS" - as defined in Section 2.4.A.(iii).

     "ENCUMBRANCE" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "ENVIRONMENT" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" - any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

     "ENVIRONMENTAL LAW" - any Legal Requirement that requires or relates to:

          A. Advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have significant impact on the Environment;

          B. Preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; or

          C. Assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of.

     "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ESCROW AGREEMENT" - as defined in Section 2.4.C.

     "FACILITIES" - any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Company.

     "GAAP" - generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4. were prepared.

     "GOVERNMENTAL AUTHORIZATION" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" - any:

          A. Nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          B.  Federal, state, local, municipal, foreign, or other government;

          C. Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          D.  Multi-national organization or body; or

          E. Body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "INTERIM BALANCE SHEET" - as defined in Section 3.4.

     "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "KNOWLEDGE" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          A.  Such individual is actually aware of such fact or other matter; or

          B. A prudent individual given his position with the Company could be expected to discover or otherwise become aware of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer within the last five (5) years, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "LEGAL REQUIREMENT" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "ORDER" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          A. Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          B. Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

          C. Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "ORGANIZATIONAL DOCUMENTS" - (i) the Articles or Certificate of Incorporation and the Bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the operating agreement and articles of organization of any limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (vi) any amendment to any of the foregoing.

     "PERSON" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PLAN" - as defined in Section 3.13.

     "PROCEEDING" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "RELATED PERSON" - with respect to a particular individual:

          A.  Each other member of such individual's Family;

          B. Any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

          C. Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          D. Any Person with respect to which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          A. Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          B.  Any Person that holds a Material Interest in such specified
Person;

          C. Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          D.  Any Person in which such specified Person holds a Material
Interest;

          E. Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          F.  Any Related Person of any individual described in clause B. or C.

     For purposes of this definition, (i) the "Family" of an individual includes
(1) the individual; (2) the individual's spouse and former spouses; (3) the natural or legal children, siblings or parents of such individual and (4) any other natural person who resides with such individual and (2) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

     "REPRESENTATIVE" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "RESTRICTIVE COVENANT AGREEMENTS" - as defined in Section 2.4.A.(iv).

     "SECURITIES ACT" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "SELLERS" - as defined in the first paragraph of this Agreement.

     "SELLERS' RELEASES" - as defined in Section 2.4.

     "SHARES" - as defined in the Recitals of this Agreement.

     "SUBSIDIARY" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one (1) or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "TAX RETURN" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "THREATENED" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.   SALE AND TRANSFER OF SHARES; CLOSING.

     2.1. SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

      2.2 PURCHASE PRICE.

          A. The purchase price (the "Purchase Price") for the Shares will be paid:

              (i)   In cash (the "Cash Purchase Price");

              (ii) By delivery of warrants for one hundred eighty-six thousand (186,000) shares of Buyer's stock (the "Warrant Shares) (the "Warrant Purchase Price"); and

              (iii) By means of an earnout which, if earned, will be paid by Buyer in cash, in stock, or both in cash and stock (the "Earnout"), as the Buyer may elect.

          B. The Cash Purchase Price is $6,000,000.00 subject to dollar-for-dollar adjustment by the Adjustment Amount. The procedure for determining the Adjustment Amount and the procedure for making the adjustment in the Cash Purchase Price is set out in Sections 2.5. and 2.6. below. Regardless of the amount of the Cash Purchase Price, $600,000.00 of that price will be paid to the Escrow Agent at Closing as provided in Section 2.4. below and the balance shall be paid to the Sellers.

          C. The Warrant Purchase Price will be paid by the Buyer delivering a Warrant Agreement in the form of EXHIBIT A attached hereto to Black for the
                                 ---------
purchase of one hundred sixty-four thousand (164,000) shares of the Buyer's $0.001 par value voting common stock (the "Buyer Stock") and by delivering to Humphrey a comparable Warrant Agreement in the form of EXHIBIT B attached hereto
                                                       ---------
for the purchase of twenty-two thousand (22,000) shares of the Buyer Stock, together with a registration rights agreement for the benefit of both of them, in the form of EXHIBIT C attached hereto (the "Registration Rights Agreement")
               ---------
duly executed by Buyer. The Warrant exercise price will be the lesser of: the average closing price of the Buyer Stock during the five (5) trading days ending January 28, 1998, and such price during the five (5) trading days ending January 29, 1998.

          D. If it is earned, the Earnout will be determined and paid as follows:

     Buyer will pay to Recipients (as defined below) an additional amount not to exceed $4,650,000.00, if the Division Income from the Enterprise Division for the twenty-four (24) month period (such twenty-four (24) month period, or if extended an additional twelve (12) months as provided in this Section 2.2. below, such thirty-six (36) period hereinafter referred to as the "Earnout Period") beginning November 1, 1997 exceeds $3,600,000.00. For purposes of this Agreement, the Enterprise Division will consist of the Acquired Company, Health Care Division, Inc. ("HCD") and Millard-Wayne, Inc. ("MWI").

     "Division Income" of the Enterprise Division will be the consolidated "Operating Income" of the Enterprise Division.

     "Operating Income" means net income before extraordinary items and income taxes and after all other charges except:

          (i) Unless otherwise approved by John M. Black, any general and administrative expense (i.e., allocation of Buyer's general corporate overhead)
                        ----
attributable to the Buyer and all Subsidiaries of Buyer (including those within the Enterprise Division); provided, however, Operating Income shall include reimbursement by the Enterprise Division of expenses at a fair market price mutually agreed to by Buyer and John M. Black for expenses previously incurred by the Buyer's Subsidiaries making up the Enterprise Division, but that have for administrative convenience or efficiency reasons been centralized with the Buyer; and

          (ii) Any amortization of goodwill of Buyer and all Subsidiaries of Buyer (including those within the Enterprise Division).

     In addition, for purposes of calculating the Earnout, Operating Income shall be INCREASED by the amount by which the Patch Expenses (as defined below) exceeds the Patch Revenues (as defined below). For purposes hereof, "Patch Expenses" shall mean the total costs realized by the Enterprise Division during the Earnout Period for the time incurred by existing employed software consultants (which time shall be deemed valued at $125.00 per hour) to correct the existing software utilized by the HCD and MWI AS400 customer base as of November 1, 1997 (the "MWI/HCD Customer Base"), so as to make such software Millennium Compliant (as such term is defined in this Agreement) (such software as corrected hereinafter referred to as the "Patch"). Any costs associated with improvements in such software that are not directly related solely to causing such software to become Millennium Compliant shall not be included within the meaning of "Patch Expenses." For purposes hereof, "Patch Revenues" shall mean the gross revenues realized by the Enterprise Division during the Earnout Period with respect to the sale of Patches to the MWI/HCD Customer Base.

     In addition, for purposes of calculating the Earnout, Operating Income shall be FURTHER INCREASED by one hundred percent (100%) of the "Windows Upgrade Software Revenues" realized by other Subsidiaries of the Buyer which are not otherwise included in arriving at the Operating Income of the Enterprise Division during the Earnout Period, but which are originated and consummated by Enterprise Division sales employees. For purposes hereof, "Windows

Upgrade Software Revenues" shall mean the total gross revenues from the sale of the Buyer's offered general medical Windows based software product (the "Windows Upgrade") to an AS400 customer of Pace, MWI or HCD existing as of November 1, 1997 (all of which customers hereinafter referred to as the "Existing Enterprise Customer Base").

     In addition, for purposes of calculating the Earnout, Operating Income shall be FURTHER INCREASED by the product of (i) fifteen percent (15%)
                                  ----------
multiplied by (ii) the gross revenues realized during the Earnout Period from
-------------
new service bureau transactions that are originated and consummated by Enterprise Division sales employees, but referred for servicing to a non-Enterprise Division Subsidiary of Buyer.

     In addition, for purposes of calculating the Earnout, Operating Income shall be FURTHER INCREASED by one hundred percent (100%) of the "Non-Shared Medical Affiliated PMS POLCI Operating Income" realized by Polci Acquisition, Inc. ("Polci") during the Earnout Period. For purposes hereof, "Non-Shared Medical Affiliated PMS POLCI Operating Income" shall mean the product of (i) the
                                                              ----------
total gross revenues realized from the sale by Polci of practice management systems ("Non-Shared Medical Affiliated PMS Systems") to physicians and physician clinic groups that do not have a relationship (e.g., through a local
                                                         ----
Hospital sponsored management company or network, etc.) with a Shared Medical related system at the time such practice management system is installed and that are not as of November 1, 1997, included in the Enterprise Division Customer Base multiplied by (ii) a fraction, the numerator of which is the aggregate net
     -------------
income before income taxes (whether or not realized from the sale of Non-Shared Medical Affiliated PMS Systems) realized by Polci during the Earnout Period and the denominator of which is the total gross revenues (from all sources and whether or not derived from the sale of Shared Medical Affiliated PMS Systems) realized by Polci during the Earnout Period.

     In addition, for purposes of calculating the Earnout, Operating Income shall be FURTHER DECREASED by fifty percent (50%) of the "Shared Medical Affiliated PMS Enterprise Division Operating Income" realized by the Enterprise Division during the Earnout Period. For purposes hereof, "Shared Medical Affiliated PMS POLCI Operating Income" shall mean the product of (i) the total
                                                      ----------
gross revenues realized from the sale by Polci of practice management systems ("Shared Medical Affiliated PMS Systems") to physicians and physician clinic that have a relationship (e.g., through a local Hospital sponsored management
                          ----
company or network, etc.) with a Shared Medical related system at the time such practice management system is installed and are not as of November 1, 1997, included in the Enterprise Division Customer Base multiplied by (ii) a fraction,
                                                  ----------
the numerator of which is the aggregate net income before income taxes (whether or not realized from the sale of Shared Medical Affiliated PMS Systems) realized by Polci during the Earnout Period and the denominator of which is the total gross revenues (from all sources and whether or not derived from the sale of Shared Medical Affiliated PMS Systems) realized by Polci during the Earnout Period.

     In addition, for purposes of calculating the Earnout, Operating Income shall be FURTHER DECREASED by fifty percent (50%) of the "Shared Medical Affiliated PMS Enterprise Division Operating Income" realized by the Enterprise Division during the Earnout Period. For purposes hereof, "Shared Medical Affiliated PMS Enterprise Division Operating Income" shall mean the product of (i) the total gross revenues realized from the sale by
               ----------
the Enterprise Division of practice management systems ("Shared Medical Affiliated PMS Systems") to physicians and physician clinic groups that have a relationship (e.g., through a local Hospital sponsored management company or
              ----
network, etc.) with a Shared Medical related system at the time such practice management system is installed and are not as of November 1, 1997, included in the Enterprise Division Customer Base multiplied by (ii) a fraction, the
                                      -------------
numerator of which is the aggregate net income before income taxes (whether or not realized from the sale of Shared Medical Affiliated PMS Systems) realized by the Enterprise Division during the Earnout Period and the denominator of which is the total gross revenues (from all sources and whether or not derived from the sale of Shared Medical Affiliated PMS Systems) realized by the Enterprise Division during the Earnout Period.

     Notwithstanding the foregoing, the parties agree that any revenues generated by the sale of practice management systems by Polci to Asanti or to Lourdes Hospital (provided the Lourdes Hospital deal is consummated by Polci no later than ninety (90) days from the Closing Date) will not be attributable to the Enterprise Division and not included in calculating the Earnout under this Agreement.

     The computation of Operating Income for each of HCD and MWI for the fiscal year ending January 31, 1997, and the nine (9) month period ending October 31, 1997, is attached hereto as EXHIBIT D. John M. Black will be named president of
                            ---------
the Enterprise Division pursuant to the employment agreement discussed below, which agreement shall include among other provisions, the grant of general day-to-day authority and profit and loss responsibility over the management and operation of the Enterprise Division, including, without limitation, the right to hire and fire in accordance with standard Buyer policy employees whose salaries or wages are charged to the Enterprise Division. Buyer will not cause or allow any material changes in the operation of the Enterprise Division during the Earnout Period unless approved by John M. Black or, if without his approval, such material change is required in the view of Buyer for a legitimate business purpose.

     If Division Income does exceed $3,600,000.00 for the Earnout Period, then for each One and No/100 Dollar ($1.00) of such excess the Recipients will be paid an additional Five and No/100 Dollars ($5.00) of purchase price. This amount will be paid no later than one hundred twenty (120) days after the end of the twenty-four (24) month Earnout Period. Buyer agrees to pay or to cause the Company to pay the Earnout to each of the following persons listed below (each such person hereinafter referred to as a "Recipient") and in the following portions set forth below if and only if (i) John M. Black is employed full-time by the Company, the Buyer or a Subsidiary of Buyer throughout the entire term of the Earnout Period and (ii) such Recipient is employed full-time by the Company, Buyer or a Subsidiary of Buyer throughout the entire term of the Earnout Period. If the Recipient is John M. Black and he is not so employed, then his portion shall nevertheless be paid to him if his full-time employment is terminated by death, disability, or by the Company, Buyer or a Subsidiary of Buyer other than for cause. In addition, if the Recipient is someone other than John M. Black, and such Recipient fails to remain employed throughout the Earnout Period as provided above, then such Recipient's portion of the

Earnout shall nevertheless be paid to him or her if (i) John M. Black is also entitled pursuant to this Agreement to receive his portion of the Earnout Period and (ii) such Recipient's full-time employment is terminated by death, disability, or by the Company, Buyer or Subsidiary of Buyer other than for cause. If John M. Black's employment is terminated, or if such Recipient's employment is terminated by him or her, either voluntarily or for cause by the Company, Buyer or a Subsidiary of Buyer prior to the end of the Earnout Period, then such Recipient shall not be entitled to receive any portion of the Earnout payable to him or her.

     The above limitations do not apply to Todd Humphrey's entitlement to nine percent (9%) of the twelve percent (12%) of the Earnout allocated to him. Such entitlement is based only on Todd Humphrey not being terminated for cause or voluntarily terminating his employment prior to the end of the Earnout Period. If he is terminated for cause or voluntarily terminates he forfeits his entitlement to the Earnout and the nine percent (9%) otherwise allocable to him is not reallocated to any other Recipient.

     For the purposes of this provision, the Earnout Period shall be twenty-four
(24) months from the date hereof unless extended by Sellers to thirty-six (36) months as provided above. "Disability" shall be defined in the same manner as disability is defined for purposes of obtaining a social security benefit for total disability and "cause" shall have the same definition as it has in John M. Black's employment contract with the Company dated of even date herewith.

     The portion of the Earnout to be paid and the individuals entitled to receive such payment if the foregoing conditions are met are:

                    Tom Taylor            7%
                    Rick Lane             2%
                    Charlie Dison         2%
                    Shirley Black         2%
                    Dawn Balow            2%
                    Karen Jones           2%
                    Paul Kreiser          2%
                    Todd Humphrey        12%
                    John M. Black        69%

     Should any one of the foregoing forfeit his right to receive part of the Earnout, then the amount forfeited shall be paid to John M. Black, if John M. Black has not forfeited his right to his Earnout, and if John M. Black has forfeited such right, then all amounts of the Earnout forfeited hereunder shall become the property of the Company.

     Notwithstanding the foregoing, Sellers may jointly elect, by delivering written notice to Buyer at least thirty (30) days prior to the expiration of the twenty-four (24) month Earnout Period, to extend the Earnout Period for determining the amount of earnout to be paid to them from twenty-four (24) months to thirty-six (36) months. If the Earnout Period is extended to thirty-six (36) months, then Division Income for the thirty-six (36) month period following closing must exceed $5,400,000.00 for any monies to be due Sellers from the Earnout. If the thirty-six (36) month period is elected by Sellers, then amounts, if any, due them under the

Earnout would be paid no later than one hundred twenty (120) days after the end of the thirty-six (36) month period.

     The amount, if any, due the Recipients under the Earnout will be paid in cash, Buyer Stock or any combination of cash and stock at the election of the Buyer and, if paid in stock, the stock will be valued at the average of the closing price per share of the Buyer Stock for the five (5) trading days on which such stock is traded immediately preceding the last day of the Earnout Period (i.e., October 31, 1999, or, if the Earnout Period is extended as
        ----
provided above, October 31, 2000).

     Any Buyer Stock issued in payment of the Earnout will have the benefit of the Registration Rights Agreement.

     2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Morris, Manning & Martin, L.L.P., Buyer's counsel, at 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m. (local time) on February ___, 1998, or at such other time and place as the parties may agree.

     Except as otherwise provided in Section 9., failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3. will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     The parties agree to use their best efforts to cause all conditions to Closing to occur on or before February 6, 1998, and, if that is done, then the shares shall be deemed to have been transferred as of the beginning of business on November 1, 1997, and the twenty-four (24) or thirty-six (36) month periods referenced in Section 2.2.D. above shall be deemed to have begun on November 1, 1997, and the balance sheet contained in the Measurement Date Financial Statements shall be dated December 31, 1997, but all documents shall be dated the date the Closing actually occurs and all representations, warranties and covenants shall extend to that date.

     2.4. CLOSING OBLIGATIONS.  At the Closing:

          A.  Sellers will deliver to Buyer:

              (i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

              (ii)  Releases in the form of EXHIBIT E executed by Sellers
                                            ---------
(collectively, "Sellers' Releases");

              (iii) Employment Agreement in the form of EXHIBIT F, executed by
                                                        ---------
Black (the "Restrictive Covenant Agreement");

              (iv)  Restrictive Covenant Agreements in the form of EXHIBIT G and
                                                                   ---------
EXHIBIT H, executed by Sellers, respectively (collectively, the "Restrictive
---------
Covenant Agreements");

              (v) Employee Covenants Agreements, executed by Humphrey, Tom Taylor, Rick Lane, Charlie Dison, Shirley Black, Dawn Balow, Karen Jones and Paul Kreiser, respectively, in the forms of EXHIBITS I through P, respectively;
                                            ----------         -
and

              (vi) A certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with
Section 5.5.).

          B.  Buyer will deliver to Sellers:

              (i) The following amounts by wire transfer to accounts specified by Black and Humphrey, respectively, which amounts represent the relative ownership (ninety-one percent (91%) versus nine percent (9%)) which the Sellers have with respect to the Shares: $4,914,000.00 to Black and $486,000.00 to Humphrey as their respective proportion of the $6,000,000.00; and $257,927.00 to Black and $25,509.00 to Humphrey as an estimate of their proportion of the Adjustment Amount;

              (ii)  The Warrant Agreements and the Registration Rights
Agreements;

              (iii) The sum of $600,000.00 to the Escrow Agent referred to in
Section 2.4.C. by wire transfer;

               (iv) A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

               (v) The Employment Agreement, executed by Buyer.

          C. Buyer and Sellers will enter into an escrow agreement having a term of one (1) year in the form of EXHIBIT Q (the "Escrow Agreement") with
                                    ---------
SunTrust Bank, Atlanta (the "Escrow Agent").

     2.5 ADJUSTMENT AMOUNT. The Adjustment Amount (which may be a positive or negative number) will be equal to (i) the stockholders' equity of the Acquired Company as of October 31, 1997, determined in accordance with GAAP minus (ii) $1,600,000.00 and computed as otherwise agreed by Buyer and Sellers.

     2.6. ADJUSTMENT PROCEDURE.

          A. Sellers will cooperate with BDO Seidman, L.L.P., the Buyer's certified public accountants, in the preparation of audited financial statements ("Measurement Date Financial Statements") of the Acquired Company as of October 31, 1997, and for the period from the date of the Balance Sheet through October 31, 1997, including a computation of consolidated stockholders' equity as of October 31, 1997. The cost of this audit will be paid by Buyer and BDO Seidman, L.L.P. shall complete the Measurement Date Financial Statements no later than March 31, 1998, and deliver the statements to Sellers.

     Sellers shall review the Measurement Date Financial Statements with Buyer and attempt to resolve any objections. If within thirty (30) days following their receipt of the Measurement Date Financial Statements, John M. Black, on behalf of Sellers, has not given Buyer final notice of his objection to the Measurement Date Financial Statements (such final notice must contain a statement of the basis of Sellers' objection and that the notice is "final"), then the consolidated stockholders' equity reflected in the Measurement Date Financial Statements will be used in computing the Adjustment Amount.

     If Sellers give such notice of objection, then the issues in dispute will be submitted to Deloitte & Touche, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution:

          (i) Each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants;

          (ii) The determination (which shall be made within sixty (60) days following delivery of such notice of objection) by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and

          (iii) Buyer and Sellers will each bear fifty percent (50%) of the fees of the Accountants for such determination.

          B. On the tenth (10th) business day following the final determination of the Adjustment Amount, if the Adjustment Amount is greater than $283,436.00 Buyer will pay the difference to Sellers, and if the Adjustment Amount is less than $283,436.00, Sellers will pay the difference to Buyer.

     All payments will be made together with simple interest at the Wall Street Journal prime rate on the Closing Date beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Sellers must be made in the manner and will be allocated in the proportions set forth in Section 2.4.B.(i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify in accordance with
Section 11.4.

 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS.

     Sellers represent and warrant to Buyer as follows:

     3.1. ORGANIZATION AND GOOD STANDING.

          A. PART 3.1 of the Disclosure Letter contains a complete and accurate list for the Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).

     The Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

     Except as provided in PART 3.1 of the Disclosure Letter, the Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          B. Sellers have delivered to Buyer copies of the Organizational Documents of the Acquired Company, as currently in effect.

     3.2  AUTHORITY; NO CONFLICT.

          A. This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement, the Employment Agreements, the Sellers' Releases, the Employee Covenants Agreements and the Restrictive Covenant Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

     Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

          B. Except as set forth in PART 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

              (i) Contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Acquired Company or (2) any resolution adopted by the board of directors or the stockholders of the Acquired Company;

              (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Company or either Seller, or any of the assets owned or used by the Acquired Company, may be subject;

              (iii) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Company;

              (iv) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

              (v) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Acquired Company.

     Except as set forth in PART 3.2 of the Disclosure Letter, neither Seller nor the Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          C. Except as set forth in PART 3.2 of the Disclosure Letter, Sellers are acquiring the Warrants for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

     3.3 CAPITALIZATION; NO AFFILIATE. The authorized equity securities of the Company consist of seven hundred fifty (750) shares of common stock, no par value, of which two hundred (200) shares are issued and outstanding and constitute the Shares.

     Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Black owns one hundred eighty-two (182) of the Shares and Humphrey owns eighteen (18) of the Shares.

     All of the outstanding equity securities of the Acquired Company has been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Company. PART 3.3 of the Disclosure Letter describes such Contracts that have been canceled.

     None of the outstanding equity securities or other securities of the Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in PART 3.3 of the Disclosure Letter, the Acquired Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4. FINANCIAL STATEMENTS. Sellers have delivered to Buyer, all of which are attached hereto as PART 3.4 of the Disclosure Letter:

          A. Unaudited balance sheets of the Acquired Company as of September 30 in each of the years 1996 through 1997, and the related statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Munninghoff, Lange & Company, Certified Public Accountants, independent certified public accountants;

          B. An unaudited balance sheet of the Acquired Company as of December 31, 1997 (the "Interim Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the three (3) months then ended, together with the report thereon of Munninghoff, Lange & Company, Certified Public Accountants; and

          C. An audited balance sheet of the Acquired Company as of September 30, 1997 (the "Balance Sheet"), and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, including in each case the notes thereto.

     Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet).

     The financial statements referred to in this Section 3.4. reflect the consistent application of such accounting principles throughout the periods involved.

     3.5. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

     The minute book of the Acquired Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for and no material action has been taken at any meeting for which minutes have not been prepared and are not contained in such minute book. At the Closing, all of these books and records will be in the possession of the Acquired Company.

     3.6. TITLE TO PROPERTIES; ENCUMBRANCES. PART 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Company and relating to such property or interests.

     The Acquired Company owns (with good and marketable title in the case of real property, subject only to the Encumbrances permitted by this Section) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Acquired Company or reflected as owned in the books and records of the Acquired Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in PART 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business).

     The Acquired Company owns (with good and marketable title in the case of real property, subject only to the Encumbrances permitted by this Section) all of the properties and assets purchased or otherwise acquired by the Acquired Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in PART 3.6 of the Disclosure Letter.

     The Acquired Company owns no real property. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets:

          A. Mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

          B. Mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; and

          C.  Liens for current taxes not yet due.

     3.7. CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment of the Acquired Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Company are sufficient for the continued conduct of the

Acquired Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8. ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

     Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

     Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred fifty
(150) days after the day on which it first becomes due and payable. To the Knowledge of Sellers, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Buyer agrees to assign to Sellers any Accounts Receivable that is not collected within the foregoing one hundred fifty (150) day period.

     PART 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

     3.9. INVENTORY. All inventory of the Acquired Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date, as the case may be.

     The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Company.

     3.10. NO UNDISCLOSED LIABILITIES. Except as set forth in PART 3.10 of the Disclosure Letter, the Acquired Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     3.11. TAXES.

           A. The Acquired Company has filed or caused to be filed (on a timely basis since inception) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and PART 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed after December 31, 1993.

     The Acquired Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in PART 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

           B. The United States federal and state income Tax Returns of the Acquired Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through September 30, 1993. PART 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit.

     All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in PART 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. PART 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Acquired Company or any group of corporations including the Acquired Company for all taxable years ending after 1992, and the resulting deficiencies proposed by the IRS. Except as described in PART 3.11 of the Disclosure Letter, no Seller or the Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Acquired Company or for which the Acquired Company may be liable.

           C. The charges, accruals, and reserves with respect to Taxes on the respective books of the Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against the Acquired Company except as disclosed in the Balance Sheet or in PART 3.11 of the Disclosure Letter.

     No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Acquired Company. All Taxes that the Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            D. All Tax Returns filed by (or that include on a consolidated basis) the Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Acquired Company after the date of this Agreement. No Acquired Company is, or within the five (5) year period preceding the Closing Date has been, an "S" corporation.



     3.12. NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.13.  EMPLOYEE BENEFITS.

            A. As used in this Section 3.13., the following terms have the meanings set forth below.

            "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by the Acquired Company or an ERISA Affiliate of the Acquired Company.

            "COMPANY PLAN" means all Plans of which an Acquired Company or an ERISA Affiliate of the Acquired Company is or was a Plan Sponsor, or to which the Acquired Company or an ERISA Affiliate of the Acquired Company otherwise contributes or has contributed, or in which the Acquired Company or an ERISA Affiliate of the Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

            "COMPANY VEBA" means a VEBA whose members include employees of the Acquired Company or any ERISA Affiliate of the Acquired Company.

            "ERISA AFFILIATE" means, with respect to the Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC (S) 414.

            "MULTI-EMPLOYER PLAN" has the meaning given in ERISA (S) 3(37)(A).

            "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC (S) 132.

            "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

            "PENSION PLAN" has the meaning given in ERISA (S) 3(2)(A).

            "PLAN" has the meaning given in ERISA (S) 3(3).

            "PLAN SPONSOR" has the meaning given in ERISA (S) 3(16)(B).

            "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC (S) 401(a).

            "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. (S) 1301 et seq., other than Multi-Employer Plans.
                                -- ---

            "VEBA" means a voluntary employees' beneficiary association under IRC (S) 501(c)(9).

            "WELFARE PLAN" has the meaning given in ERISA (S) 3(1).

            B.  (i)   PART 3.13(I) of the Disclosure Letter contains a complete
and accurate list of all Company Plans, Company Other Benefit Obligations and identifies as such all Company Plans that are Qualified Plans.

                (ii) PART 3.13(II) of the Disclosure Letter contains a complete and accurate list of (1) all ERISA Affiliates of the Acquired Company and (2) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                (iii) PART 3.13(III) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

            C. Sellers have delivered to Buyer, or will deliver to Buyer within ten (10) days of the date of this Agreement:

                (i) All documents that set forth the terms of each Company Plan, Company Other Benefit Obligation and of any related trust, including (1) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Company are required to prepare, file, and distribute plan descriptions and summary plan descriptions and (2) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

                (ii) All personnel, payroll, and employment manuals and policies;

                (iii) All collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Company and the ERISA Affiliates of the Acquired Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                (iv) A written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                (v) All registration statements filed with respect to any Company Plan;

                (vi) All insurance policies purchased by or to provide benefits under any Company Plan;

                (vii) All contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation;

                (viii) All reports submitted within the three (3) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

                (ix) All notifications to employees of their rights under ERISA (S) 601 et seq. and IRC (S) 4980B;
              -- ---

                (x) The Form 5500 filed in each of the most recent three (3) plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                (xi) All notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the three
(3) years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13.;

                (xii) All notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of the Acquired Company, or any Company Plan within the three (3) years preceding the date of this Agreement; and

                (xiii) With respect to Qualified Plans, the most recent determination letter for each Plan of the Acquired Company that is a Qualified Plan.

            D.  Except as set forth in PART 3.13(IV) of the Disclosure Letter:

                (i) Neither the Acquired Company nor any ERISA Affiliates of the Acquired Company has ever established, maintained, contributed to or otherwise participated in or had an obligation to maintain, contribute to, or otherwise participate in any Company VEBA, Multi-Employer Plan, Title IV Plan, defined benefit plan (as defined in ERISA (S) 3(35)), or Welfare Plan that provides post-retirement or retiree health benefits.

                (ii) The Acquired Company has performed all of its obligations under all Company Plans and Company Other Benefit Obligations. The Acquired Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued, but are not due.


                (iii) No statement, either written or oral, has been made by the Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Acquired Company or to Buyer.

                (iv) To the Knowledge of Sellers, the Acquired Company, with respect to all Company Plans and Company Other Benefits Obligations, are, and each Company Plan and Company Other Benefit Obligation is, in material compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13., and with any applicable collective bargaining agreement.

                To the Knowledge of Sellers:

                       (1) No transaction prohibited by ERISA (S) 406 and no "prohibited transaction" under IRC (S) 4975(c) have occurred with respect to any Company Plan.

                       (2) No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                       (3) No Seller or Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA (S) 502.

                       (4) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                       (5) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC (S) 162 or (S) 404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

                (v) Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount not otherwise provided for under the terms of the Company Plan.

                (vi)   [INTENTIONALLY LEFT BLANK].

                (vii) To the Knowledge of Sellers, no event has occurred or circumstance exists that could currently result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                (viii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to Sellers' Knowledge, is Threatened.

                (ix)   [INTENTIONALLY LEFT BLANK].


                (x) To the Knowledge of Sellers, each Qualified Plan of the Acquired Company is qualified in form and operation under IRC (S) 401(a); each trust for each such Plan is exempt from federal income tax under IRC (S) 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                (xi) No Acquired Company or any ERISA Affiliate of the Acquired Company has adopted any amendment to treat a Plan as terminated.

                (xii) Sellers and the Acquired Company have complied with the provisions of ERISA (S) 601 et seq. and IRC (S) 4980B.
                            -- ---
                (xiii) No payment that is owed or may become due to any director, officer, employee, or agent of the Acquired Company will be non-deductible to the Acquired Company or subject to tax under IRC (S) 280G or (S) 4999; nor will the Acquired Company be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person not otherwise provided for under the terms of a Company Plan.

                (xiv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit not otherwise provided for under the terms of a Company Plan.

     3.14.  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

            A.  Except as set forth in PART 3.14 of the Disclosure Letter:

                (i) To the Knowledge of each Seller, after due inquiry, the Acquired Company is, and at all times since December 31, 1992, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                (ii) To the Knowledge of each Seller, after due inquiry, no event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by the Acquired Company of, or a failure on the part of the Acquired Company to comply with, any Legal Requirement or (2) may give rise to any obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                (iii) The Acquired Company has not received, at any time since December 31, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (2) any actual, alleged, possible, or potential obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, the failure in either case of which would have a material adverse effect on the Acquired Company or its assets.

            B. PART 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Acquired Company. Each Governmental Authorization listed or required to be listed in PART 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in PART 3.14 of the Disclosure
Letter:

                (i) The Acquired Company is, and at all times since December 31, 1992, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in PART
3.14 of the Disclosure Letter;

                (ii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in PART 3.14 of the Disclosure Letter or (2) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in PART 3.14 of the Disclosure Letter;

               (iii) The Acquired Company has not received, at any time since December 31, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (2) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
PART 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in PART 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Acquired Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15.  LEGAL PROCEEDINGS; ORDERS.

            A. Except as set forth in PART 3.15 of the Disclosure Letter, there is no pending Proceeding:

                (i) That has been commenced by or against the Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company; or

                (ii) That challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Sellers and the Acquired Company, (i) no such Proceeding has been Threatened and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in PART
3.15 of the Disclosure Letter. The Proceedings listed in PART 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Acquired Company.

            B.  Except as set forth in PART 3.15 of the
Disclosure Letter:

                (i) There is no Order to which any of the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject;

                (ii) Neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired Company; and

                (iii) No officer, director, agent, or employee of the Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

            C.  Except as set forth in PART 3.15 of the Disclosure Letter:

                (i) The Acquired Company is, and at all times since December 31, 1992, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                (ii) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject; and

                (iii) The Acquired Company has not received, at any time since December 31, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is or has been subject.

     3.16.  ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in PART
3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Company has conducted its business only in the Ordinary Course of Business and there has not been any:

            A. Change in the Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            B.  Amendment to the Organizational Documents of the Acquired
Company;

            C. Payment by the Acquired Company of any bonuses or increases in salaries or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            D. Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company;

            E. Damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company, taken as a whole;

            F. Entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to the Acquired Company of at least Five Thousand and No/100 Dollars ($5,000.00);

            G. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company, including the sale, lease, or other disposition of any of the Software and Intangibles;

            H. Cancellation or waiver of any claims or rights with a value to the Acquired Company in excess of Five Thousand and No/100 Dollars ($5,000.00);

            I. Material change in the accounting methods used by the Acquired Company; or

            J. Agreement, whether oral or written, by the Acquired Company to do any of the foregoing.

     3.17.  CONTRACTS; NO DEFAULTS.

            A. PART 3.17(A) of the Disclosure Letter contains a complete and accurate list, and Sellers have previously delivered to Buyer (or will deliver to Buyer upon request), true and complete copies of each Applicable Contract and:

                (i) Each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Software and Intangibles;

                (ii) Each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                (iii) Each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;

                (iv) Each power of attorney that is currently effective and outstanding;

                (v) Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Acquired Company other than in the Ordinary Course of Business; and

                (vi) Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          B.    Except as set forth in PART 3.17(B) of the Disclosure Letter:

                (i) Neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Acquired Company; and

                (ii) To the Knowledge of Sellers and the Acquired Company, no officer, director, agent, employee, consultant, or contractor of the Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (1) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company or (2) assign to the Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

          C. Except as set forth in PART 3.17(D) of the Disclosure Letter, each Contract identified or required to be identified in PART 3.17(A) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

            D.  Except as set forth in PART 3.17(D) of the Disclosure Letter:

                (i) The Acquired Company is in material compliance with all applicable terms and requirements of each Contract under which the Acquired Company has or had any obligation or liability or by which the Acquired Company or any of the assets owned or used by the Acquired Company is or was bound;

                (ii) Each other Person that has or had any obligation or liability under any Contract under which the Acquired Company has or had any rights is in material compliance with all applicable terms and requirements of such Contract;

                (iii) To the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                (iv) The Acquired Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract that has not been fully resolved.

            E. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

            F. The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Company has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.18.  INSURANCE.

            A.  Sellers have delivered to Buyer:

                (i) True and complete copies of all policies of insurance to which the Acquired Company is a party or under which the Acquired Company, or any director of the Acquired Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

                (ii) True and complete copies of all pending applications for policies of insurance; and

                (iii) Any statement by the auditor of the Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

            B.  PART 3.18(B) of the Disclosure Letter describes:

                (i) Any self-insurance arrangement by or affecting the Acquired Company, including any reserves established thereunder;

                (ii) Any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Acquired Company; and

                (iii) All obligations of the Acquired Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

            C. PART 3.18(C) of the Disclosure Letter sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

                (i) A summary of the loss experience under each policy exceeding Five Thousand and No/100 Dollars ($5,000.00).

                (ii) A statement describing each claim under an insurance policy for an amount in excess of Five Thousand and No/100 Dollars ($5,000.00), which sets forth:

                       (1)  The name of the claimant;

                       (2) A description of the policy by insurer, type of insurance, and period of coverage; and

                       (3)  The amount and a brief description of the claim.

                (iii) A statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

            D.  Except as set forth on PART 3.18(D) of the Disclosure Letter:

                (i) All policies to which the Acquired Company is a party or that provide coverage to either Seller, the Acquired Company, or any director or officer of the Acquired Company:

                       (1)  Are valid, outstanding, and enforceable;

                       (2) Taken together, in the reasonable judgment of Sellers, provide adequate insurance coverage for the assets and the operations of the Acquired Company for all risks to which the Acquired Company is normally exposed;

                       (3) Are sufficient for compliance with all Legal Requirements and Contracts to which the Acquired Company is a party or by which any of them is bound;

                       (4) Will continue in full force and effect following the consummation of the Contemplated Transactions; and


                       (5) Do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Acquired Company.

                (ii) Neither Seller nor the Acquired Company has received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (2) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                (iii) The Acquired Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Acquired Company is a party or that provides coverage to the Acquired Company or director thereof.

                (iv) The Acquired Company has given notice to the insurer of all claims that may be insured thereby.

     3.19. ENVIRONMENTAL MATTERS. Except as set forth in PART 3.19 of the Disclosure Letter:

            A. To the Knowledge of Sellers and the Acquired Company, the Acquired Company is, and at all times has been, in material compliance with, and is not in material violation of or liable under, any Environmental Law.

            B. To the Knowledge of Sellers and the Acquired Company, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest.

            C. Neither Seller nor the Acquired Company have Knowledge of any basis to expect, nor has any of them received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged, actual, or potential violation or failure to comply with any Environmental Law.

            D.  The representations and warranties set forth in this Section
3.20 are Seller's and the Acquired Company's sole and exclusive representations and warranties with respect to Environmental Laws and Environmental, Health and Safety Liabilities and all other representations and warranties contained in
Section 3. of this Agreement shall not apply to environmental matters, Environmental Laws or Environmental, Health and Safety Liabilities.

     3.20.  EMPLOYEES.

            A. PART 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Company, including each employee on leave of absence or layoff status: employer; name; original date of hire; job title; current compensation and any change in compensation since December 31, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

            B. No employee or director of the Acquired Company is, to Sellers' Knowledge, a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Company or (ii) the ability of the Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Acquired Company intends to terminate his employment with the Acquired Company.

            C. PART 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Company, or its dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

     3.21. LABOR RELATIONS; COMPLIANCE. Since December 31, 1992, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since December 31, 1992, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened any Proceeding against or affecting the Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Acquired Company or its premises.

     The Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.

     The Acquired Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22.  INTELLECTUAL PROPERTY RIGHTS OF THE ACQUIRED COMPANY.

            A.  Definitions. As used in this Agreement, and in addition to any
                -----------
other terms defined in this Agreement, the following terms shall have the following meanings.


                (i)    "Software" means any computer program, operating system,
                        --------
applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

                (ii)   "Owned Software" means all Software owned by the Acquired
                        --------------
Company, whether purchased from a third party, developed by or on behalf of the Acquired Company, currently under development or otherwise.

                (iii)  "Customer Software" means all Software, other than the
                        -----------------
Owned Software, that is, directly or through Distributors, either (x) offered or provided to customers of the Acquired Company or (y) used by the Acquired Company to provide information or services to customers of the Acquired Company for a fee.

                (iv)   "Acquired Company Software" means the Owned Software and
                        -------------------------
the Customer Software.

                (v)    "Other Software" means all Software, other than the
                        --------------
Acquired Company Software, that is licensed by the Acquired Company from third parties or otherwise used by the Acquired Company for any purpose whatsoever.

                (vi)   "Distributor" means the Acquired Company, any value added
                        -----------
reseller, original equipment manufacturer, distributor, or similar entity.

                (vii)  "Distributor Agreement" means a license agreement or
                        ---------------------
other written or oral agreement or permission between the Acquired Company and a Distributor.

                (viii) "Customer License Agreement" means a license agreement or
                        --------------------------
other written or oral agreement or permission, other than a Distributor Agreement, by which the Acquired Company has granted to any third party any rights regarding the Acquired Company Software or any Intangibles thereof.

                (ix)   "Supplier License Agreement" means a license agreement or
                        --------------------------
other written or oral agreement or permission by which a third party has granted to the Acquired Company any rights regarding any Software or any Intangibles thereof.

                (x)    "Registration" means any governmental filing, whether
                        ------------
federal, state, local, foreign or otherwise, related to Software or any Intangible, including, without limitation, all registrations of patents, copyrights, trademarks, service marks, trade names, and maskworks, and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

                (xi)   "Intangible" means:
                        ----------

                       (1) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

                       (2) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for Registration thereof and all goodwill associated therewith;

                       (3) Copyrights, Registrations thereof and applications for Registration thereof;

                       (4) Maskworks, Registrations thereof and applications for Registration thereof;

                       (5) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes, ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

                       (6)  Other proprietary rights;

                       (7) All income, royalties, damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

                       (8)  All rights to use all of the foregoing forever; and

                       (9) All other rights in, to, and under the foregoing in all countries.

            B.  Identification.
                --------------

               (i) PART 3.22(B)(I) of the Disclosure Letter contains an accurate and complete list and description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of the following:

                       (1)  All Owned Software.

                       (2)  All Customer Software.

                       (3)  All Other Software.


                (ii)   PART 3.22(B)(II) also:

                       (1) Contains a complete list of each Registration of the Acquired Company;

                       (2) Identifies each pending Registration of the Acquired Company;

                       (3) Identifies each application for or Registration regarding the Intangibles and Software of the Acquired Company which has been withdrawn, abandoned, or have lapsed or been denied; and

                       (4) Specifies any advice to the Acquired Company with respect to each such Registration or protectability of the Intangibles and Software, summarizing such advice. PART 3.22 indicates the Acquired Company's ownership of such items or the source of the Acquired Company's right to use such items.

                (iii) PART 3.22(B)(III) also identifies each Customer License Agreement, together with the term thereof, and each source code escrow agreement entered into by the Acquired Company and relating to any Intangibles and Software identified in such Customer License Agreement.

                (iv) PART 3.22(B)(IV) also identifies each Distributor Agreement, together with the term thereof, and each source code escrow agreement entered into by the Acquired Company and relating to any Intangibles and Software identified in such Distributor Agreement.

                (v) PART 3.22(B)(V) also identifies each Supplier License Agreement, together with the term thereof, all royalties or other amounts due thereon, and each source code escrow agreement entered into by the provider or licensor thereof running to the benefit of the Acquired Company and relating to any Intangibles and Software identified in such Supplier License Agreement.

            C.  Ownership and Right to License.
                ------------------------------

                (i) Except as set forth in PART 3.22(C) of the Disclosure Letter, the Acquired Company has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and have the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate the Acquired Company's business as currently conducted and as contemplated in the future in accordance with the Acquired Company's written business plans, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of the Acquired Company's business as currently conducted and as contemplated in the future in accordance with the Acquired Company's written business plans.

                (ii) No rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Acquired Company Software.

                (iii) None of the Software or Intangibles listed in PART 3.22 of the Disclosure Letter, or their respective past or current uses by or through the Acquired Company has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. Except as set forth on PART 3.22(C), the Acquired
                                                 ------------
Company has adequately maintained all trade secrets and copyrights with respect to such Software.

     The Acquired Company has performed all obligations imposed upon it with regard to the Customer Software and Other Software which are required to be performed by it on or prior to the date hereof, and none of the Acquired Company nor, to the Knowledge of Sellers and the Acquired Company, any other party, is in breach of or default thereunder in any respect, nor to the Sellers' Knowledge or the Knowledge of the Acquired Company, is there any event which with notice or lapse of time or both would constitute a default thereunder.

                (iv) To the Knowledge of Sellers and the Acquired Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Acquired Company's rights to any of the Software or Intangibles listed in PART 3.22.

                (v) None of the Software or Intangibles listed in PART 3.22 are owned by or registered in the name of Sellers, any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, or contractor of Sellers or the Acquired Company, nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as set forth in PART 3.22, none of the Acquired Company has granted any third party any exclusive rights related to any Owned Software.

                (vi) No litigation is pending and no claim has been made against the Acquired Company or, to the Knowledge of Sellers and the Acquired Company, is threatened, which contests the right of the Acquired Company to sell or license to any Person or entity or use any of the Owned Software, Customer Software or Other Software. No former employer of any employee or consultant of the Acquired Company has made a claim against the Acquired Company or, to the Knowledge of Sellers and the Acquired Company against any other Person, that the Acquired Company or such employee or consultant is misappropriating or violating the Intangibles of such former employer.

                (vii) The Acquired Company is not a party to or bound by and, upon the consummation of the transactions contemplated by this Agreement, Buyer will not be a party to or bound by (as a result of any acts or agreements of the Acquired Company), any license or other agreement requiring the payment by the Acquired Company or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software or Other Software to the extent such royalty or license payment is expressly set forth in PART 3.22.


                (viii) [INTENTIONALLY LEFT BLANK].

                (ix) No Software other than the Owned Software, Customer Software and Other Software is required to operate the business of the Acquired Company as currently conducted and as contemplated in the future in accordance with the written business plans of the Acquired Company.

                (x) The Acquired Company has supplied Buyer, or will upon request supply, with correct and complete copies of all Customer License Agreements, Distributor Agreements and Supplier License Agreements.

                (xi) PART 3.22(C) identifies all presently employed individuals compensated at an annual rate in excess of $60,000.00 who have contributed to the development of the Owned Software.

          D.    Performance.
                -----------

                (i) Except as set forth in PART 3.22(D)(I) of the Disclosure Letter, the Owned Software:

                       (1) Performs in all material respects in accordance with all published specifications for the Owned Software;

                       (2) Complies in all material respects with all other published documentation, descriptions and literature with respect to the Owned Software; and

                       (3) Complies in all material respects with all representations, warranties and other requirements specified in all Customer License Agreements and Distributor Agreements.

     Except as set forth in PART 3.22(D)(I), no claim has been made or, to the Knowledge of the Acquired Company and the Sellers, is Threatened, that the Acquired Company Software fails to perform as set forth in the immediately preceding sentence.

                (ii) Except as set forth in PART 3.22(D)(II), the Acquired Company has complied with all Customer License Agreements, Distributor Agreements and Supplier License Agreements, and to the Knowledge of the Acquired Company and the Sellers, except as set forth in PART 3.22, all other parties to such agreements have complied with all provisions thereof and no default or event of default exists under any of the Customer License Agreements, Distributor Agreements and Supplier License Agreements.

                (iii) Except as set forth in PART 3.22(D)(III), with respect to the Owned Software:

                       (1) The Acquired Company maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by the Acquired Company.

                       (2)  In each case, the machine-readable copy
substantially conforms to the corresponding source code listing.

                       (3) Such Owned Software is written in the language set forth in PART 3.22, for use on the hardware set forth in PART 3.22 with standard operating systems.

                       (4) Such Acquired Company Software can be maintained and modified by reasonable competent programmers familiar with such language, hardware and operating systems.

            E.  Millennium Compliance. Except as set forth in PART 3.22(E), the
                ---------------------
Owned Software and to the Knowledge of the Acquired Company and the Sellers, the Customer Software and Other Software, are "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

                (i) The functions, calculations, and other computing processes of the Owned Software, Customer Software and Other Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Owned Software, Customer Software, and Other Software, whether before, on, or after January 1, 2000, and whether or not the dates are affected by leap years;

                (ii) The Owned Software, Customer Software, and Other Software accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used, whether before, on, or after January 1, 2000;

                (iii) The Owned Software, Customer Software, and Other Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Owned Software, Customer Software, and Other Software, whether before, on, or after January 1, 2000;

                (iv) The Owned Software, Customer Software, and Other Software accept and respond to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and accurate manner;

                (v) The Owned Software, Customer Software, and Other Software display, print, and provide electronic output of date information in ways that are unambiguous as to the determination of the century; and

                (vi) The Owned Software, Customer Software, and Other Software have been tested by the Acquired Company to determine whether the Owned Software, Customer Software, and Other Software are Millennium Compliant. The Acquired Company shall notify Buyer immediately of the results of any tests or any claim or other information that indicates the Owned Software, Customer Software, and Other Software are not Millennium Compliant.

            F.  Trade Secrets and Confidential Information. Without limiting any
                ------------------------------------------
of the foregoing representations and warranties contained in the preceding subparagraphs of this Section 3.22., to the Knowledge of the Acquired Company and the Sellers, no current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, or contractor of the Acquired Company or the Sellers has disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any Person other than the Acquired Company, any trade secrets or proprietary information, including, without limitation, the source codes for the Acquired Company Software.

     All Customer License Agreements, Distributor Agreements, software development agreements, and any other written agreement between the Acquired Company and any third party in which trade secrets or confidential information of the Acquired Company, the Acquired Company's customers, agents, or suppliers are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of the Acquired Company and its customers, agents, and suppliers in such trade secrets and confidential information.

     3.23. CERTAIN PAYMENTS. Since December 31, 1992, neither the Acquired Company nor any director, officer, agent, or employee of the Acquired Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of the Acquired Company, has directly or indirectly:

            A. Made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company or any Affiliate of the Acquired Company or (iv) in violation of any Legal Requirement.

            B. Established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Company.

     3.24.  DISCLOSURE.

            A. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            B. No notice given pursuant to Section 5.5. will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

            C. There is no fact known to either Seller that has specific application to either Seller or the Acquired Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Acquired Company that has not been set forth in this Agreement or the Disclosure Letter.

     3.25. RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in PART 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Acquired Company has, or since December 31, 1992, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Company's businesses.

     Except as set forth in PART 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Acquired Company is, or since December 31, 1992, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has:

            A. Had business dealings or a material financial interest in any transaction with the Acquired Company; or

            B. Engaged in competition with the Acquired Company with respect to any line of the products or services of the Acquired Company (a "Competing Business") in any market presently served by the Acquired Company except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

     Except as set forth in PART 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Acquired Company is a party to any Contract with, or has any claim or right against, the Acquired Company.

     3.26. BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Sellers as follows:

     4.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2.   AUTHORITY; NO CONFLICT.

            A. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement and the Employment Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

            B.  Except as set forth in SCHEDULE 4.2, neither the execution and
                                       ------------
delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                (i)    Any provision of Buyer's Organizational Documents;

                (ii) Any resolution adopted by the board of directors or the stockholders of Buyer;

                (iii) Any Legal Requirement or Order to which Buyer may be subject; or

                (iv) Any Contract to which Buyer is a party or by which Buyer may be bound.

     Except as set forth in SCHEDULE 4.2, Buyer is not and will not be required
                            ------------
to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3. INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     4.4. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.5. BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     4.6. PENDING OR THREATENED LITIGATION. There is no Proceeding, Order or litigation pending or, except for potential claims arising as a result of software developed or licensed by the Buyer or a Subsidiary of the Buyer which is not Millennium Compliant (as defined in Section 3.22.E., but giving effect to such software of the Buyer or its Subsidiary rather than the Owned Software, Customer Software or Other Software referenced therein), Threatened against Buyer or any Subsidiary of Buyer that would have a material adverse effect on its business, results of operations or financial condition.

5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

     5.1. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company and its Representatives to:

            A. Afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, provided Buyer provides prior reasonable notice and conducts such investigation during regular business hours;

            B. Furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and

            C. Furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

     5.2. OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANY. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to:

            A. Conduct the business of the Acquired Company only in the Ordinary Course of Business;

            B. Use their Best Efforts to preserve intact the current business organization of the Acquired Company, keep available the services of the current officers, employees, and agents of the Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Company;

            C. Confer with Buyer concerning operational matters of a material nature; and

            D. Otherwise report periodically to Buyer concerning any material changes in the business, operations, and finances of the Acquired Company.

     5.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16. is likely to occur.

     5.4. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to:

            A. Cooperate with Buyer with respect to all filings that Buyer reasonably elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions; and

            B.  Cooperate with Buyer in obtaining all consents identified in
SCHEDULE 4.2.
------------

     5.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5. or of the occurrence of any event that may make the satisfaction of the conditions in Section 7. impossible or unlikely.

     5.6. PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Acquired Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

     5.7. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9., Sellers will not, and will cause the Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Acquired Company, or any of the capital stock of the Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Acquired Company.

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE.

     6.1. APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.

     Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to:

            A. Cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions; and

            B.  Cooperate with Sellers in obtaining all consents identified in
PART 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2. NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify each Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     Prior to Closing, Buyer will promptly notify each Seller of the occurrence of any Breach of any covenant of Buyer in this Section 6. or of the occurrence of any event that may make the satisfaction of the conditions in Section 8. impossible or unlikely.

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1. ACCURACY OF REPRESENTATIONS. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     7.2.   SELLERS' PERFORMANCE.

            A. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            B. Each document required to be delivered pursuant to Section 2.4. must have been delivered, and each of the other covenants and obligations in Sections 5.4. and 5.8. must have been performed and complied with in all respects.

            C. The Acquired Company shall have generated $1,300,000.00 or more of net income before taxes and employee bonuses for the twelve (12) month period ending September 30, 1997.

     7.3. CONSENTS. Each of the Consents identified in PART 3.2 of the Disclosure Letter, and each Consent identified in SCHEDULE 4.2, must have been
                                                  ------------
obtained and must be in full force and effect.

     7.4. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

            A. An opinion of Thompson, Hine & Flory, L.L.P., dated the Closing Date, in the form of EXHIBIT R; and
                     ---------

            B. Such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4.A.; (ii) evidencing the accuracy of any of Sellers' representations and warranties; (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller; (iv) evidencing the satisfaction of any condition referred to in this Section 7.; (v) evidencing compliance with applicable securities laws or (vi) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.6. NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person
(i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Company or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

     7.7. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     7.8. APPROVAL OF BUYER'S LENDER. FINOVA Capital Corporation or such other institution that is acting as the senior lender to Buyer at the time the Closing is scheduled shall have approved the Contemplated Transactions and shall have loaned to the Buyer and its Affiliates sufficient money to fund the Cash Purchase Price and shall have agreed to lend to the Buyer sufficient money to fund the Earnout, subject to usual and customary conditions imposed on the Buyer in order to draw-down funds on the Buyer's line of credit.

8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.

     Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     8.1. ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2.   BUYER'S PERFORMANCE.

            A. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

            B. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4. and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4.B.(i) and 2.4.B.(ii).

     8.3. CONSENTS. Each of the Consents identified in PART 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     8.4. ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Sellers:

            A. An opinion of Morris, Manning & Martin, a Limited Liability Partnership, dated the Closing Date, in the form of EXHIBIT S;
                                                    ---------

            B. Delivery by Buyer of documentation to the satisfaction of Sellers that Tom Taylor has been granted a fully vested incentive stock option to purchase fourteen thousand (14,000) shares of Buyer's stock; and

            C. Such other documents as Sellers may reasonably request for the purpose of:

                (i) Enabling their counsel to provide the opinion referred to in Section 7.4.A.;

                (ii) Evidencing the accuracy of any representation or warranty of Buyer;

                (iii) Evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer;

                (iv) Evidencing the satisfaction of any condition referred to in this Section 8.; or

                (v) Otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5. NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Shares by Sellers to Buyer and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.   TERMINATION.

     9.1.   TERMINATION EVENTS.

     This Agreement may, by notice given prior to or at the Closing, be terminated:

            A. By either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

            B.  (i)    By Buyer if any of the conditions in Section 7. has not
been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

                (ii) By Sellers, if any of the conditions in Section 8. has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

            C.  By mutual consent of Buyer and Sellers; or

            D. By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 15, 1998, or such later date as the parties may agree upon.

     9.2.   EFFECT OF TERMINATION.  Each party's right of termination under
Section 9.1. is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1., all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1. and 11.3. will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one (1) or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  INDEMNIFICATION; REMEDIES.

     10.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4.A.(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

     The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations, except in the event of the delivery on or before Closing by an officer of Buyer of a written waiver of such condition or compliance with such covenant.

     10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Company, and their respective successors and assigns (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            A. Any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

            B. Any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to
Section 2.4.A.(v) as having caused the condition specified in Section 7.1. not to be satisfied;

            C. Any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

            D. Any product shipped or manufactured by, or any services provided by, the Acquired Company prior to the Closing Date;

            E. Any failure of the Acquired Company to have qualified to do business in the twenty-two (22) states referenced in PART 3.1 of the Disclosure Schedule; or

            F. Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     The remedies provided in this Section 10.2. will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     10.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS; ENVIRONMENTAL MATTERS.

     In addition to the provisions of Section 10.2., Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Company, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Company, and the other Indemnified Persons the amount of, any Damages (including costs of clean-up, containment, or other remediation required by a third party) arising, directly or indirectly, from or in connection with:

            A. Any Release (as defined in 42 U.S.C. (S) 9601(22) of any Hazardous Substances (as defined in 42 U.S.C. (S) 9601(14)) on, to, in, under or from the Facilities which occurred on or before the Closing Date and which was caused by Sellers or the Acquired Company.

            B. Any act or omission of Sellers or the Acquired Company occurring on or before the Closing Date which creates liability under Environmental Laws.

            C. The assertion of off-site liabilities under Environmental Laws whose cause originates as a result of action, omissions, or conditions caused by the Acquired Company or Sellers on or before the Closing Date.

     Sellers are entitled to control any Clean-up, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9. will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

     10.4. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

            A. Any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

            B. Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

            C. Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.5. TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3. (Capitalization), 3.11. (Taxes), 3.13. (Employee Benefits) and 3.19. (Environmental Matters), unless on or before December 31, 1999, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

     A claim with respect to Section 3.3., 3.11., 3.13. or 3.19., or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time.

     If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 1999, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

     10.6. LIMITATIONS ON AMOUNT - SELLERS. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause A. clause B. or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause C. of Section 10.2. until the total of all Damages with respect to such matters exceeds $37,500.00, and in no event shall the aggregate liability of Sellers under Section 10 exceed the total Purchase Price.

     Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause D. of Section 10.2. until the total of all Damages with respect to such matters exceeds $37,500.00, and in no event shall the aggregate liability of Sellers under Section 10. exceed the total Purchase Price.

     However, this Section 10.6. will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

     10.7. LIMITATIONS ON AMOUNT - BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause A. or B. of Section 10.4. until the total of all Damages with respect to such matters exceeds $37,500.00.

     However, this Section 10.7. will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

     10.8. ESCROW; RIGHT OF SET-OFF. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may give notice of a Claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     10.9.  PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

            A. Promptly after receipt by an indemnified party under Section 10.2., 10.4. or (to the extent provided in the last sentence of Section 10.3.),
Section 10.3. of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

            B. If any Proceeding referred to in Section 10.9.A. is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10. for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.


     If the indemnifying party assumes the defense of a Proceeding:

            (i) It will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

            (ii) No compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and

            (iii) The indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

     If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            C. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            D. Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

     10.10. PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.  GENERAL PROVISIONS.

     11.1. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

     Sellers will cause the Acquired Company to incur any out-of-pocket expenses in connection with the Contemplated Transactions, all of which shall be paid on or prior to Closing, and if paid or incurred after December 31, 1997, the Measurement Date Financial Statements shall reflect the amount of such liability. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     11.2. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

     Sellers and Buyer will consult with each other concerning the means by which the Acquired Company's employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Company to maintain in confidence, and not use to the detriment of another party or the Acquired Company any written, oral, or other information obtained in confidence from another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless:

            A. Such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

            B. The use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or

            C. The furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Acquired Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

     11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by telecopier (with written confirmation of requested or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


          Sellers:         John M. Black
                           634 Summer Place
                           Ponte Vedra Beach, Florida 32082

                           Todd J. Humphrey
                           R.R. 2, Box 163
                           Kasson, Minnesota 55944

          With a copy to:  Thompson, Hine & Flory, L.L.P.
                           312 Walnut Street
                           14th Floor
                           Cincinnati, Ohio 45202-4929
                           Attention:  Michael H. Neumark, Esq.
                           Facsimile No.:  (513) 241-4771

          Buyer:           InfoCure Corporation
                           1765 The Exchange
                           Suite 450
                           Atlanta, Georgia 30339
                           Attention:  James K. Price
                           Facsimile No.:  (770) 857-1300

          With a copy to:  Morris, Manning & Martin, L.L.P.
                           1600 Atlanta Financial Center
                           3343 Peachtree Road, N.E.
                           Atlanta, Georgia 30326-1044
                           Attention:  Richard L. Haury, Jr., Esq.
                           Facsimile No.:  (404) 365-9532

     11.5. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of DeKalb, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6. FURTHER ASSURANCES. The parties agree (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     To the maximum extent permitted by applicable law:

            A. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one (1) party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

            B. No waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

            C. Notice to or demand on one (1) party will not be deemed to be a waiver of any obligation of either party to take any further actions without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated September 24,
1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the parties hereto.

     11.9. DISCLOSURE LETTER. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.10. ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

     Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and other than the Recipients with respect to Section 2.2. above) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.11. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12. SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14. GOVERNING LAW. This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

     11.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                         SELLER:

InfoCure Corporation


By:___________________________________         ___________________________(SEAL)
                                               John M. Black
Title:________________________________

Date:_________________________________         Date:____________________________




                                               ___________________________(SEAL)
                                               Todd J. Humphrey

                                               Date:____________________________